Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Post-Effective Amendment No. 25 of the registration statement on Form N-4 (File No. 333-98805) and related Prospectus of Century II Freedom Variable Annuity of our report dated March 6, 2023, with respect to the consolidated financial statements of Kansas City Life Insurance Company and subsidiaries and our report dated April 27, 2023, with respect to the financial statements of the subaccounts of the Kansas City Life Variable Annuity Separate Account. We also consent to the reference to our firm under the caption “Experts.”

/s/ FORVIS, LLP

(Formerly BKD, LLP)

Kansas City, Missouri
April 27, 2023